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                                                                   EXHIBIT 10.5

                              AMENDED AND RESTATED
                            DISTRIBUTION AND LICENSE
                                    AGREEMENT

                             Dated as March 7, 2001

                  Amended and restated as of November 16, 2001

                                     Between

                                  PHARMION GMBH

                                       and

                               INHOCO 2388 LIMITED
                         (to be renamed PENN T LIMITED)

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             AMENDED AND RESTATED DISTRIBUTION AND LICENSE AGREEMENT

         This Distribution and License Agreement made and effective as of the 7th day of March, 2001 by and between Pharmion GmbH, a Swiss limited liability company ("Pharmion"), and Penn Pharmaceuticals Ltd., a corporation organized under the laws of England and Wales ("PPL") is amended and restated as of the 16th day of November 2001 by and between Pharmion and Inhoco 2388 Limited (to be renamed Penn T Limited), a corporation organized under the laws of England and Wales ("Penn").

         WHEREAS PPL has assigned the benefit subject to the burden of this Agreement to Penn Pharmaceutical Services Limited ("PPSL") and PPSL has assigned the benefit subject to the burden of this Agreement to Inhoco 2387 Limited and Inhoco 2387 Limited has assigned the benefit subject to the burden of this Agreement to Penn.

         WHEREAS Penn manufactures Thalidomide and currently supplies Thalidomide on a "specials license" arrangement under the trademark Sauramide(TM); and

         WHEREAS, Pharmion has considerable knowledge in obtaining regulatory approvals, distributing, promoting, detailing and marketing pharmaceutical products throughout the world and has in place an experienced distribution, marketing and selling organization to address key markets for sale of Thalidomide; and

         WHEREAS, Pharmion desires to obtain the exclusive right to distribute Thalidomide manufactured by Penn throughout the Penn Territory (as hereinafter defined); and

         WHEREAS, Pharmion is willing to commit substantial financial resources, as well as its regulatory development, distribution, marketing and selling organization to filing and obtaining one or more produce license approvals in various jurisdictions within the Penn Territory (as defined hereinafter) for one or more indications for Thalidomide based upon existing and available clinical data (including possible "orphan drug" indications) and to initiate additional clinical studies for multiple indications;

         WHEREAS, Penn believes that an exclusive distribution and licensing arrangement with Pharmion regarding Sauramide(TM) would be desirable;

         WHEREAS, Pharmion and Celgene Corporation ("Celgene") have entered into a License Agreement, of even date hereto, pursuant to which Pharmion has acquired a license to register, distribute, market, use and sell Celgene's formulation of Thalidomide in a territory including all countries in the world except the United States, Canada, Mexico, Japan, Korea, Taiwan and China;

         WHEREAS, Penn currently manufactures Celgene's formulation of Thalidomide and is prepared to manufacture such formulation for Pharmion;

         WHEREAS, under its agreement with Pharmion, Celgene has agreed to permit Penn to manufacture Celgene's formulation of Thalidomide for Pharmion; and

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         WHEREAS, Penn and Pharmion desire to amend and restate the terms of the
Distribution and License Agreement as provided herein.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, Penn and Pharmion hereby agree that this Distribution and License Agreement be amended and restated in its entirety as follows:

                                   Article I

                                   DEFINITIONS

         As used herein, the following terms shall have the meanings described below:

                  "Affiliate" shall mean, with respect to any Person, any other Person which, directly or indirectly, owns or controls, or is owned or controlled by, or is under common control with, the specified Person. For purposes of this definition, the term "control" (including, with correlative meanings, the terms "controlling", "controlled by", and "under common control with") as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management of that Person, whether through ownership of voting securities, by means of contractual arrangements or otherwise.

                  "Agreement" shall mean this Distribution and License Agreement, as the same may be modified, amended or supplemented from time to time.

                  "Approval Date" as to any country within the Territory shall mean the first date upon which any of the Products are approved by the appropriate health regulatory authority for sale by Pharmion or its Affiliates or Subdistributors for any specific indication to independent third parties in such country.

                  "Celgene Patent Rights" shall mean (i) the patent applications namely patent application PCT/US00/29303, Australian patent application 62486/94, New Zealand patent application 262076 and European patent application 94909773; and (ii) any patents hereafter issued or patent applications hereafter filed by or on behalf of Celgene or any of its Affiliates in either case, necessary or useful for the registration, manufacture, distribution, marketing or sale of any of the Products in the Territory during the term of this Agreement.

                  "Celgene Product" shall mean formulations of Thalidomide using the Celgene Technology and manufactured under the Celgene Patent Rights.

                  "Celgene Technology" shall mean data, manufacturing know-how, regulatory submissions and other intellectual property that is either in the possession of Celgene as of the date hereof or developed by Celgene during the term of the Pharmion Celgene Agreement in connection with any additional regulatory approvals to market Products in the United States (including without limitation STEPS and any clinical data from pivotal studies relating to the Celgene Products as well as additional clinical studies relating to the Celgene Products conducted from time to time by Celgene or any of its Affiliates in either case, owned, controlled by, or licensed (with the right of sub-license) to Celgene and that is necessary or useful to register, manufacture, distribute, market or sell Celgene Products in the Celgene Territory;

                  "Celgene Territory" shall mean all the countries of the world except the United States, Canada, Mexico, Japan, Korea, Taiwan and China provided that the exception of Taiwan may be eliminated upon notice from Pharmion to Penn that Pharmion has obtained a licence from Celgene with respect to Taiwan and the scope of the Celgene Territory may be reduced in accordance with the provisions of Section 2.4.

                  "Confidential Information" shall mean information relating to the business, products or services of a party to this Agreement which is either non-public, confidential or proprietary in nature; provided, however, that Confidential Information shall not include (i) information which has come within the public domain through no fault or action of the other party; (ii) information that was known to the other party on prior to its disclosure hereunder or in connection with the negotiation of this Agreement; or (iii) information which becomes rightfully available to the other party on a non-confidential basis from any third party, the disclosure of which to such other party does not violate any contractual or legal obligation the third party has to the first party with respect to such Confidential Information. Without limiting the generality of the foregoing, Confidential Information shall include: (x) information which relates to the Products and their manufacture, sale or use, including financial statements, costs and expense data, marketing and consumer data, production data, know-how, trade secrets, secret processes and formulae, technical data and reports including pharmacological, clinical, chemical, biochemical, toxicological, pharmacokinetic, manufacturing and formulation data, or any other information relating to the Products which is not generally ascertainable from public or published information, regardless of whether such information was provided pursuant to the terms of this Agreement, by request of the other party or in any other manner; (y) information developed or to be developed by a party to this Agreement, its Affiliates, and/or clinicians, and all material and information submitted to and/or filed with a governmental regulatory agency or any other equivalent agency covering the Products; and (z) information related to the Products contained in all documents submitted in connection with regulatory submissions throughout the world covering the Products.

                  "Contract Year" shall have the meaning set forth in Section
         7.7

                  "Coordinating Committee" shall have the meaning set forth in
         Section 8.1.

                  "Dedicated Containment Facility" shall mean a manufacturing facility for the manufacture of Thalidomide initially located at Unit 23-24, Tafarnaubach Industrial Estate, Tredegar, Gwent, NP22 3AA.

                  "Effective Date" shall mean the date first written above.

                  "Future Net Sales" shall mean Penn's and its Affiliates invoiced sales price of Penn Product billed to unaffiliated customers in the future (if any) in accordance with the

                                       3

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         provisions of Section 13.3(c) hereof, less: (i) to the extent such amounts are included in the invoiced sales price, charge-backs for spoiled, damaged or out-dated product, (ii) quantity and other trade discounts and early settlement discounts (where such discounts are effectively non-discretionary and are given as a matter of course) actually allowed and taken, (iii) transportation, insurance and handling expenses to the extent chargeable to such sales, (iv) sales, value-added and other direct taxes incurred, (v) customs duties and surcharges and other governmental charges incurred in connection with the exportation or importation of Penn Product, and (vi) legally mandated rebates, if any

                  "Minimum Price" shall mean Penn's fully allocated cost of manufacture of each of the Products, respectively.

                  "Minimum Royalty" shall mean the minimum royalty specified in relation to each Contract Year in Exhibit A.

                  "Net Sales" shall mean Pharmion's and its Affiliates invoiced sales price of Products billed to unaffiliated customers, less: (i) to the extent such amounts are included in the invoiced sales price, actual credited allowances and/or charge-backs for spoiled, damaged, out-dated and returned product, (ii) quantity and other trade discounts and early settlement discounts (where such discounts are effectively non-discretionary and are given as a matter of course) actually allowed and taken, (iii) transportation, insurance and handling expenses to the extent chargeable to such sales, (iv) sales, value-added and other direct taxes incurred, (v) customs duties and surcharges and other governmental charges incurred in connection with the exportation or importation of any Products, and (vi) legally mandated rebates, if any. The parties acknowledge and agree that any part of Net Sales received by Pharmion or an Affiliate of Pharmion that is computed in a currency other than U.K. Pounds Sterling will be translated into U.K. Pounds Sterling as follows: the exchange rate will be the average of: (1) the rate applicable on the last day of the month prior to the month of sale, and (2) the rate applicable on the last day of the month in which the sale was made (each published in the New York edition of the Wall Street Journal); provided that if between the date such sales were made and the date the royalty with respect to such sales is payable pursuant to Section 7.5 the exchange rates change to such a degree so as to result in significant economic detriment to one of the parties, the parties will mutually agree on an exchange rate to apply to such Net Sales that allocates such detriment equally to both parties.

                  "Person" shall mean any individual, corporation, partnership, limited liability company, business trust, business association, governmental entity, governmental authority or other legal entity.

                  "Pharmion-Celgene Agreement" shall mean that certain License Agreement, dated as of November 16, 2001, between Celgene, Pharmion and Pharmion Corporation, as the same may be amended from time to time.

                  "Penn Product" shall mean Thalidomide, including Penn's formulation of Thalidomide currently marketed under the tradename Sauramide(TM), and any other formulation of Thalidomide other than the formulation of Thalidomide manufactured for

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         Celgene Corporation pursuant to that certain Manufacturing Agreement dated December 1, 1995 (the "Celgene Agreement") or future formulations of Thalidomide in development by Penn on behalf of Celgene.

                  "Penn Territory" shall mean all countries throughout the world, with the exception of the United States and Canada, provided, that the scope of the Penn Territory may be reduced in accordance with the provisions of Section 2.4.

                  "Products" shall mean the Penn Product and/or the Celgene Product. The term Products shall include, without limitation, finished and packaged dosage units of the Products and formulated Products in bulk.

                  "S.T.E.P.S" shall mean the System for Thalidomide Education and Prescribing Safety of Celgene;

                  "Subdistributors" shall mean such sub-distributors or agents as Pharmion appoints hereunder in accordance with Section 3.5.

                  "Target" shall mean the net sales figures identified in relation to each year set out in Exhibit A.

                  "Territory" means the Celgene Territory and the Penn
         Territory.

                   "Thalidomide" shall mean the drug commonly known as thalidomide which is represented by the chemical name
         2-(2,6-Dioxo-3-piperindinyl)-1H-isoindole-1,3(2H)-dione.

                  "Trademarks" has the meaning set forth in Section 2.2.

                                   Article II

                         APPOINTMENT AND LICENSE GRANTS

         Section 2.1 Appointment. Penn hereby appoints Pharmion as its exclusive distributor to launch, detail, promote, advertise, distribute and sell the Penn Product in every country in the Penn Territory during the term of this Agreement. Except as otherwise provided in Section 7.1, such exclusivity shall also extend fully to sales by Penn itself. Without limiting the foregoing, during the term of this Agreement, Penn will not manufacture (or cause to be manufactured) any formulation of Thalidomide for distribution or sale by any Person other than Pharmion within the Penn Territory, provided that, Penn may manufacture formulations of Thalidomide using the Celgene Technology for distribution or sale by Celgene (or a distributor or licensee of Celgene) (i) within Mexico, Japan, Korea, Taiwan and China and (ii) in those territories that have reverted to Penn pursuant to Section 2.4.

         Section 2.2 License. In furtherance of its position as Penn's exclusive distributor, Penn hereby grants Pharmion an exclusive, royalty free, license during the term of this Agreement to use Penn's Confidential Information and:
(i) the trademark Sauramide(TM) or such other mark(s) as Penn shall cause to be registered for the Penn Product in the Penn Territory

                                       5

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from time to time in connection with the promotion, advertising, distribution and sale of the Penn Product and (ii) if Pharmion does not use trade marks of Celgene licensed to Pharmion pursuant to the Pharmion-Celgene Agreement in respect of the Celgene Product, such marks as Penn shall cause to be registered for the Celgene Product in the Celgene Territory from time to time in connection with the promotion, advertising, distribution and sale of the Celgene Product.

         Collectively the trademarks of Penn referred to in sub-paragraphs (i) and (ii) above shall hereinafter be referred to as "THE TRADEMARKS").

         Section 2.3 Option on Additional Penn Territory. The Penn Territory shall exclude the United States and Canada. Should Penn or any of its Affiliates seek to distribute Thalidomide in the United States or Canada, other than through Celgene pursuant to the Celgene Agreement, Penn agrees to first provide Pharmion with an option to act as exclusive distributor of Thalidomide and licensee of Penn's Trademarks in such regions, the terms of which will be determined by good faith negotiations between the parties at that time.

         Section 2.4 Reduction of Territory. On or prior to June 30, 2003, Pharmion will send written notice to Penn setting forth a list of all of the countries within the Penn Territory in which Pharmion will commercialize or seek to commercialize a Penn Product and all the countries within the Celgene Territory in which Pharmion will commercialize or seek to commercialize a Celgene Product. Any countries within the world that are not so listed in such notice shall, effective upon delivery of such notice, be removed from the definition of the Territory, and from and after the date of delivery of such notice, all rights to launch, detail, promote, advertise, distribute and sell the Penn Product in the countries so removed shall revert fully to Penn.

                                  Article III

                        ACCEPTANCE; MARKETING OBLIGATIONS

         Section 3.1 Acceptance. Pharmion shall use all commercially reasonable endeavors, consistent with applicable legal requirements, to maximize the commercial potential of the Penn Product within the Penn Territory and the Celgene Product in the Celgene Territory, each taken as a whole; provided that, so long as the Pharmion-Celgene Agreement is in effect and Pharmion continues to use commercially reasonable endeavors to maximize the commercial potential of the Celgene Product within the Celgene Territory, Pharmion shall have no obligation to commercialize the Penn Product.

         Section 3.2 Promotion Standard. In launching, detailing, promoting, advertising, distributing and selling the Products, Pharmion shall maintain and adhere strictly to the therapeutic claims of the Penn Product as approved by the health authorities in each country in the Penn Territory and the Celgene Product in the Celgene Territory. All promotional materials prepared by Pharmion and all promotional activities relating to the Penn Products sold by Pharmion shall comply with all applicable laws and regulations of the health authorities in each country in the Penn Territory and all promotional materials and activities relating to the Celgene Products shall comply with all applicable laws and regulations in each country in the Celgene Territory in which Pharmion sells the Penn Products and Celgene Products respectively.

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         Section 3.3 Pharmion's Authority/Responsibility. During the term of this Agreement, except as otherwise expressly herein provided, Pharmion shall have the right and responsibility to take such actions with respect to the Products as would normally be done in accordance with accepted business practices in the marketing of pharmaceutical products and legal requirements to obtain and maintain the authorization and/or ability to market a pharmaceutical product in the countries in the Territory and to market the Products within such countries, including, without limitation, the following:

         (a) conducting human clinical trials of the Products as Pharmion determines are reasonable, necessary or desirable;

         (b) making appropriate filings, as contemplated by Article IV, for the registration of one or more indications for the therapeutic use of the Products;

         (c) marketing the Products in such regions, at such prices and on such other terms and conditions as Pharmion determines are reasonable, necessary or desirable;

         (d) developing patient and physician educational programs as may be required by the appropriate health regulatory authorities;

         (e) responding to product and medical complaints relating to the Products (as called for by Section 9.1 hereof, each party shall promptly advise the other of any such complaints which it receives from regulators, customers or patients in the Territory);

         (f) with the cooperation of Penn, handling all returns of the Products;

         (g) handling, in accordance with Section 9.2 hereof, all recalls of the Products;

         (h) communicating with any governmental agencies and satisfying their requirements regarding the authorization and/or continued authorization to market the Products in commercial quantities in the Territory; and

         (i)      handling Product distribution, inventory and receivables;

provided that, so long as the Pharmion-Celgene Agreement is in effect and Pharmion continues to use commercially reasonable endeavors to maximize the commercial potential of the Celgene Product within the Celgene Territory, Pharmion shall have no obligation to take any of the foregoing actions with respect to the Penn Product

         Section 3.4 Notice of Approval Dates. Pharmion shall notify Penn of the Approval Date in each country within the Territory as soon as practicable after its occurrence.

         Section 3.5 Subdistributors. Pharmion may appoint one or more of its Affiliates or one or more other Persons to act as a Subdistributor for the Penn Product in the Penn Territory, provided that:

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         (a)      Penn has given its written approval in advance (such approval not to be unreasonably withheld); and

         (b) No such appointment will reduce the liability of Pharmion under this agreement; and

         (c) Pharmion shall be liable for the actions and omissions of any Subdistributor as if the action or omission were Pharmion's own.

         Section 3.6 Sales for Export. Pharmion shall not actively export any Penn Product from the Penn Territory nor Celgene Product from the Celgene Territory. Correspondingly, Penn shall not actively export any Products into the Territory except (a) to Pharmion and (b) to Celgene (or one of its subdistributors or licensees) as provided in Section 2.1 with respect to (i) Mexico, Japan, Korea, Taiwan and China and (ii) in those territories that have reverted to Penn pursuant to Section 2.4.

                                   Article IV

                              PRODUCT REGISTRATIONS

         Section 4.1 Pharmion Registration Activities. Pharmion solely shall be responsible for obtaining governmental registrations and other licenses and permits necessary for the promotion, marketing, sale and distribution of the Penn Product in each of the individual countries within the Penn Territory and Celgene Product in each of the individual countries in the Celgene Territory that Pharmion determines to market, sell or distribute the Products. Penn shall provide Pharmion with such information and other material as Pharmion shall reasonably request (or as the appropriate health regulatory authorities shall require) in support of applications for Product registrations. All such registrations, permits and licenses shall be obtained in the name of Pharmion or one of its Affiliates or Subdistributors. Pharmion shall provide Penn with copies of all correspondence and documentation in connection with obtaining such registrations, licenses and permits reasonably necessary for Penn to comply with its obligations and warranties contained in this Agreement. Pharmion shall be responsible for the payment of all product registration fees.

         Section 4.2 Regulatory Changes. Each party shall promptly advise the other party of any known new instructions or specifications relating to the Penn Product required by the health regulatory authorities of any country within the Penn Territory and Celgene Product in the Celgene Territory, and the parties shall confer with respect to the best mode of compliance with such new requirements.

                                   Article V

                                     SUPPLY

         Section 5.1 Exclusive Supply; Requirements. Penn will sell to Pharmion and Pharmion will purchase from Penn all of Pharmion's requirements of the Penn Product for sale in the Penn Territory and Celgene Product for sale in the Celgene Territory, for conducting clinical trials and for such other purposes as Pharmion shall require.

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         Section 5.2 Penn's Supply Efforts. Penn shall use all commercially reasonable endeavors to manufacture or otherwise supply sufficient quantities of the Products to Pharmion to satisfy Pharmion's purchase requirements. Penn will manufacture the Products at the Dedicated Containment Facility or such newer facility as Penn may establish, provided that such newer facility shall have regulatory compliance characteristics at least as favorable as the Dedicated Containment Facility and is otherwise reasonably acceptable to Pharmion. Penn will provide the Products to Pharmion in bulk with capsules either packaged in individual blisters or in plastic containers, as Pharmion shall direct.

         Section 5.3 Purchase Requirements. Pharmion shall during the term of this Agreement provide regular three monthly rolling forecasts in writing of its requirements of the Products for the period of twelve months ahead and any revisions to those estimates, promptly after they are made. Any orders for Products shall be delivered by Pharmion to Penn at least sixty (60) days before the required date for delivery of such Products.

         Section 5.4 Shipping Terms. Each shipment of the Products shall be delivered to Pharmion FCA (Incoterms 2000) to a specified facility of Pharmion or Pharmion's agent. Penn will cooperate with Pharmion and will arrange for carriage of the Products to such destinations as Pharmion shall direct and for insurance of the Products (in such amounts as Pharmion shall determine) in connection therewith, all at Pharmion's sole cost and expense.

         Section 5.5 Acceptance. Pharmion shall, within forty-five (45) days of receipt of each shipment of Products by Pharmion or Pharmion's agent, notify Penn in writing of any defect by reason of which Pharmion alleges that the Products delivered fails to meet the specifications warranted by Penn as provided in Section 11.1 hereof and which should be apparent on reasonable inspection. If Pharmion notifies Penn of any defect in a shipment of Products, Penn shall have the right, but not the obligation, to send one or more quality control representatives to retest such Products in co-operation with quality control representatives of Pharmion. Pharmion shall store all shipments of the Products in accordance with storage specifications established by Penn. In the event of a disagreement between Pharmion and Penn regarding the quality of one or more shipments of Products, the parties shall submit samples of the shipment in question to an independent testing laboratory (selected by mutual agreement of Pharmion and Penn) to make a determination, which shall be binding upon the parties, as to the compliance or lack of compliance of such shipment with the specifications warranted by Penn. Penn shall promptly credit Pharmion for any defective shipments. If Pharmion fails to give such a notice under this Section
5.5 then, except in respect of any defect which is not apparent on reasonable inspection, the Products shall be conclusively presumed to meet the specifications warranted by Penn as provided in Section 11.1 hereof, and accordingly Pharmion shall be deemed to have accepted the delivery of the Products in question.

         Section 5.6 Pharmion Representative. Pharmion shall have the right to access Penn's facilities on reasonable notice Section and during normal business hours when Penn is manufacturing or packaging Products for Pharmion.

         Section 5.7 Interruption of Supply. In case of any interruption of supply by Penn, whether as a result of force majeure events or failure of Penn for any reason to meet Pharmion's supply requirements, the parties will cooperate to seek to provide Pharmion with an alternate

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source of supply (including seeking to validate an alternative manufacturing source) for the period in which (or for the amount of Products that) Penn is unable to supply Pharmion.

         Section 5.8 Technical Agreement. Following the execution and delivery of this Agreement, the parties will negotiate and enter into a "technical agreement" pursuant to European Commission Directive 91/356/EEC of 12 June 1991,
article 12 relating to work contracted out in compliance with Good Manufacturing Practice.

         Section 5.9 Conflicting Terms. This Agreement sets forth the entire understanding between the parties relating to the subject matter hereof and shall govern all transactions between the parties contemplated hereby. Except for terms relating only to: quantities, ship dates, packaging instructions and delivery destinations, none of the terms and conditions contained on any purchase order, invoice or similar document shall have any effect upon or change the provisions of this Agreement unless signed by both parties and clearly indicating that the parties intend to vary the terms hereof.

         Section 5.10 PPSL to Manufacture and Supply. Pharmion acknowledges that Penn may appoint as its agent and sub-contractor PPSL (or such other agent or sub-contractor as shall be reasonably acceptable to Pharmion as Penn shall notify to Pharmion in accordance with the terms of this Agreement) to manufacture and sell Products to Pharmion and act on Penn's behalf in carrying out all ancillary matters relating thereto. Penn shall be liable to Pharmion for all the actions and omissions of PPSL or any such other agent or sub-contractor as if the action or omission were Penn's own. Penn agrees not to terminate any of the services provided to it under the Services Agreement, of even date herewith, with PPSL unless, at such time, Penn is fully capable of assuming the responsibility for such services, and then only upon no less than 30 days advance notice to Pharmion.

                                   Article VI

                            PRODUCT PRICING; PAYMENT

         Section 6.1 Purchase Price.

         (a) Except as provided in paragraph (b) below, Pharmion shall purchase the Products from Penn at the Minimum Price. Such pricing shall be subject to annual audit by Pharmion, and adjustment, if appropriate, as provided in Section 15.3.

         (b) During the period between the Effective Date and the second anniversary of the Effective Date, the price for Products purchased for the purpose of conducting clinical trials shall equal fifty percent (50%) of the Minimum Price therefor. If the aggregate amount of Products purchased at such a reduced price is not reasonable in amount nor economically or commercially viable for Penn to produce for Pharmion, Penn shall be under no obligation to produce or sell the Products at the reduced price.

         Section 6.2 Invoicing; Payment. Penn shall invoice the Products for each shipment at the then applicable price as specified in Section 6.1 above. Pharmion shall pay Penn for each

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shipment of Products at the invoiced price within thirty (30) days from the date of invoice for each shipment, which shall not be earlier than the date of shipment.

         Section 6.3 Currency. All prices for Products shall be quoted by Penn to Pharmion, and payments by Pharmion to Penn under this Agreement shall be made, in U.K. Pounds Sterling.

                                  Article VII

                                    ROYALTIES

         Section 7.1 Penn Right to Continue Specials License Supply. Notwithstanding the execution of this Agreement, Penn will have the right, and will use its commercially reasonable efforts, to continue to supply Penn Product under a specials license basis in each country in which it currently does so. Penn will cease its supply of Penn Product under a specials license basis in a particular country on such date as Pharmion has notified Penn pursuant to
Section 3.4 of the first Approval Date that would enable Pharmion to sell Products in such country. Penn will keep true and complete records of all Penn Product supplied under specials licenses as to each region or country in which it is so supplied (including, without limitation, lists of Persons to whom the Penn Product is supplied) and will make such records available to Pharmion.

         Section 7.2 Royalty. Commencing on the first Approval Date, Pharmion will pay Penn during the then remaining term of this Agreement a royalty, payable on a quarterly basis, equal to (a) twenty-eight percent (28%) of Net Sales of Products in the Territory during such calendar quarter, for the purpose of calculating royalties payable hereunder, less (b) Pharmion's purchase price of the units of Products sold during such calendar quarter (as charged to Pharmion by Penn in accordance with Section 6.1 for purposes other than clinical trials) based upon a "first-in/first-out" accounting of Pharmion's Products inventory, subject always to Penn's right to receive Minimum Royalties as provided in Section 7.7.

         Section 7.3 Withholding Tax. Any tax which Pharmion is required to pay or withhold from royalty payments to be made to Penn under this Agreement shall be deducted from the amount otherwise due, provided that, in regard to any such deduction, Pharmion shall give Penn such assistance as may be reasonably necessary to enable or assist Penn to claim exemption therefrom or a reduction thereof and shall provide Penn with an official tax certificate as soon as possible.

         Section 7.4 Invoices for Royalties. If required by Pharmion, Penn shall submit a written invoice addressed to Pharmion for each royalty payment to be made by Pharmion under this Agreement. Penn shall submit these written invoices to Pharmion within a reasonable period following the request from Pharmion and based upon the last quarterly royalty report from Pharmion provided to Penn in accordance with Section 7.6.

         Section 7.5 Royalty Calculation and Payment.

         (a) Timing. Royalties shall be calculated and paid to Penn quarterly, and shall be due as to Net Sales within any of the United Kingdom, Germany or Australia forty-five (45) days following the end of each calendar quarter and as to Net Sales elsewhere within ninety (90) days following the end of each calendar quarter.

         (b) Currency of Payment. Royalties shall be payable in U.K. Pounds Sterling.

         Section 7.6 Royalty Reports. After the first Approval Date occurring hereunder and for the remainder of the term of this Agreement, Pharmion shall submit quarterly payment reports to Penn within (45) days following the end of each calendar quarter. Such reports shall include, but not be limited to:

         (a) An accounting of Net Sales within the Territory during such quarter on a country by country basis;

         (b) An accounting of the purchase price of the units of Products sold during such quarter; and .

         (c) An accounting of Net Sales set out in clauses (a) and (b) above (in U.K. Pounds Sterling) and the calculation of the royalty amounts owing to Penn pursuant to this Article VII (in U.K. Pounds Sterling), including, if applicable, the exchange rates used in determining the amount of U.K. Pounds Sterling.

         Section 7.7 Minimum Royalties. For each twelve month period commencing with the first day of the calendar quarter which occurs immediately following the first commercial sale of either of the Penn Product or the Celgene Product in the fifth country anywhere within the Territory in which Pharmion sells the Products (a "Contract Year"), if the sum of (x) the amounts paid to Penn pursuant to Section 7.2(a) and (y) the amounts referred to in Section 7.2(b) (paid by Pharmion as the purchase price for the relevant units) shall be less than the Minimum Royalty for such Calendar Year set forth in Exhibit A, then Pharmion shall make a lump sum payment to Penn in the amount equal to such shortfall, with such lump sum payment to be made simultaneously with the payments due to Penn under Section 7.2 in respect of the fourth quarter of such Calendar Year.

         Section 7.8 No Other Royalties. The royalties set out in this Article VII are the only royalties payable by Pharmion to Penn in connection with the exclusive distributor and purchase arrangements and licenses granted herein.

                                  Article VIII

                             COORDINATING COMMITTEE

         Section 8.1 Coordinating Committee. The parties shall establish a committee ("Coordinating Committee") consisting of an equal number of representatives from each party to act as a forum (i) to periodically review the progress that has been made in the regulatory approval of the Products and the marketing of the Products, (ii) to discuss the strategic and tactical plans for marketing of the Penn Product in the Penn Territory and the Celgene Product in the Celgene Territory the strategies and programs that should be developed to maximize sales of the Products, and (iii) to discuss manufacturing and production processes to minimize the cost of manufacturing of the Products. The Coordinating Committee shall meet periodically as reasonably requested by either party, but in any event no less than semi-annually within each calendar year of the term of this Agreement, at such location or by such means as the parties shall agree.

                                   Article IX

                               COMPLAINTS/RECALLS

         Section 9.1 Complaints. To the extent that it has knowledge thereof, each party shall promptly notify the other in writing of any defect in, or condition of, the Products which may cause the Penn Product to violate the applicable laws and regulations of any country in the Penn Territory and the Celgene Product in the Celgene Territory where the Products are being sold by Pharmion. Penn and Pharmion shall share with each other all data on complaints respecting the Products, including, but not limited to, complaints or information regarding performance or allegations or reports of any effects on a patient from use of such Products, as soon as such data is available.

         Section 9.2 Recall. In the event that either party has reason to believe that one or more lots of Products should be recalled or withdrawn from distribution, such party shall immediately notify the other party in writing. Unless otherwise required by the relevant health regulatory authorities, Penn will be consulted before Pharmion initiates any recall, but the decision as to whether or not to initiate a recall of Products in any country in the Territory shall be Pharmion's alone. Pharmion shall maintain adequate sales and service records to enable it to carry out any Product recall and to conduct such recall. If the recall is required because of a modification of the registrations, permits or licenses for the Product or a failure of the Products to conform to its specifications as provided to the health authorities in any specific country in connection with the registration of the Products, Penn shall reimburse Pharmion for the costs and expenses of such recall, and Penn shall promptly elect to either replace recalled Products or credit or refund the purchase price of recalled Products. If the recall is required because of a negligent act or omission of Pharmion in handling, storage or distribution of the Products, then such recall shall be conducted by Pharmion, with the cooperation of Penn, at Pharmion's sole cost and expense and Pharmion shall not be entitled to any such credits, replacements or refunds from Penn. If such recall is required because of a joint act or omission, Pharmion, with the cooperation of Penn, shall conduct the recall and the parties shall negotiate in good faith an appropriate allocation of the costs and expense of such recall.

         Section 9.3 Regulatory Records; Adverse Reactions. Each party shall be responsible for maintaining such records and making such reports as may be required in connection with any regulatory approval held by the party. Each party shall promptly inform the other of all adverse drug experience reports and other information relating to the safety or effectiveness of the Products which come to its attention, in a form and within time periods necessary to permit compliance with the law and regulations of each of the countries within the Territory.

                                   Article X

                      PRODUCT IDENTIFICATION AND TRADEMARK

         Section 10.1 Use of Trademarks.

         (a) Pharmion undertakes that all Penn Products shall be clearly and conspicuously marked in conformity with the following principles unless otherwise required by the appropriate health regulatory authorities or unless the parties otherwise agree in writing:

                  (i) the general style of the marking shall conform with that developed and adopted by Penn;

                  (ii) all uses of the Trademarks upon Penn Products and their labeling and packaging shall be accompanied by the words: UNDER LICENCE FROM PENN T LIMITED, UNITED KINGDOM together with the symbol (R) where the Trademarks are registered in the Territory for goods of the same type as the Products or the symbol (TM) where it is not so registered;

                  (iii) Penn shall be entitled, in its reasonable discretion and at its sole expense, to require Pharmion to amend the form of any marking on Penn Products and the use of the Trademarks.

         (b) Except with respect to the data submitted to health regulatory authorities in accordance with Section 4.1 in connection with obtaining or continuing authorizations for the Products, Pharmion shall not make, give or supply any guarantee, warranty or other undertaking as to the quality or other attributes of Products that binds or purports to bind Penn except as may be specifically authorized by Penn in this Agreement or subsequently, in writing.

         (c) Pharmion shall use the Trademarks only in the manner of a trade mark and in connection with the marketing, sale or description of the Penn Products and upon no other merchandise and for no other purpose.

         (d) The provisions of Section 10.1(a) and (c) shall apply to Celgene Products where it has been agreed between the parties pursuant to Section 2.2 that Celgene Products shall be sold by Pharmion under any of the Trademarks.

         (e) Pharmion shall in all respects co-operate fully with Penn at Penn's expense during the term of this Agreement and thereafter in protecting and maintaining Penn's exclusive title to the Trademarks in the Territory and elsewhere and any registrations thereof and shall give Penn all assistance and execute all deeds and documents which may be necessary to register the Trademarks and/or to record Pharmion as a permitted or registered user thereof in any country forming part of the Territory or elsewhere in the name of Penn or such other name as it may select. Penn will, from time to time, provide Pharmion with a list of all countries in which the Trademarks are registered.

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

         (f) Pharmion shall neither during the term of this Agreement nor thereafter except as herein provided use the Trademarks or any colourable imitation thereof in any manner whatsoever including (without limitation) use thereof as or within a trade mark, trade name, company name, commercial name or title of establishment.

         Section 10.2 Ownership of Marks. Pharmion acknowledges that the Trademarks are and shall remain the property of Penn, and Pharmion disclaims any rights to such Trademarks other than the rights granted by this Agreement for the term of this Agreement. Pharmion shall not use the Marks or any other Penn trademark, trade or brand name for any purpose other than as provided in this Agreement.

                                   Article XI

                         WARRANTIES AND INDEMNIFICATION

         Section 11.1 Manufacturing Warranty. Penn warrants that in respect of Products manufactured by Penn (i) the Products shall be produced in accordance with current good manufacturing practices of each country within the Territory in which the Products are then being marketed or sold, (ii) when shipped to Pharmion the Products shall not be adulterated or misbranded and (iii) the Products shall be otherwise manufactured in accordance with written manufacturing procedures and finished product specifications (including packaging specifications) which will meet the requirements set forth in the governmental approvals of the health regulatory authorities in the Territory. To the extent permitted by law, Penn HEREBY DISCLAIMS ALL OTHER WARRANTIES REGARDING THE PRODUCTS, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

         Section 11.2 Corporate Authority, etc.. Each party warrants and represents to the other (i) that it has the full right and authority to enter into this Agreement, (ii) that all corporate action necessary to authorize the execution and delivery of this Agreement by such party has been duly and properly taken, (iii) that this Agreement constitutes a valid obligation of it, legally binding on it and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect affecting creditor's rights generally, (iv) that it is not under any obligation (contractual or otherwise) to any third party that conflicts with or is inconsistent with the provisions of this Agreement or impedes its ability to carry out its obligations under this Agreement and (v) that it is not aware of any other impediment that would inhibit its ability to perform its obligations under this Agreement.

         Section 11.3 Pharmion Indemnification. With respect to Penn Product sold by Pharmion in the Penn Territory and Celgene Product sold in the Celgene Territory, Pharmion shall defend Penn, its agents, directors, officers and employees at its cost and expense, and will indemnify and hold harmless Penn, its agents, directors, officers, and employees from and against all claims, demands, costs, losses, expenses or liabilities (collectively "Liabilities") suffered or incurred by Penn arising from or in relation to the manufacture by Penn of the Products for Pharmion or the use or consumption of the Products by any person or otherwise in relation to Products or arising out of the performance by Penn of the Agreement in whole or in part except to the extent that any such Liabilities are caused by or otherwise due to a breach by Penn of the warranty set forth in Section 11.1 above and the indemnity set out in Section 12.2.

         Section 11.4 Penn Indemnification. Penn shall defend Pharmion, its agents, directors, officers and employees at its cost and expense, and will indemnify and hold harmless Pharmion, its agents, directors, officers and employees, from and against any and all Liabilities arising out of a breach by Penn of the warranty set forth in Section 11.1 above, including, but not limited to, any actual or alleged injury, damage, death or other consequence occurring to any person as a result, directly or indirectly, of the possession, use or consumption of any Product manufactured by Penn, whether claimed by reason of negligence, product defect or otherwise, and regardless of the form in which any such claim is made.

         Section 11.5 Indemnification Procedures.

         (a)      Promptly after the receipt by any party hereto of notice under
                  Section 11.3 or Section 11.4 of (A) any claim or (B) the commencement of any action or proceeding, such party (the "Aggrieved Party") will, if a claim with respect thereto is to be made against any party obligated to provide indemnification (the "Indemnifying Party") pursuant to such sections, give such Indemnifying Party written notice of such claim or the commencement of such action or proceeding and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting from such claim, and, upon such assumption, shall cooperate fully with the Indemnifying Party in the conduct of such defense. Failure by the Indemnifying Party to notify the Aggrieved Party of its election to defend any such action within a reasonable time, but in no event more than fifteen days after notice thereof shall have been given to the Indemnifying Party, shall be deemed a waiver by the Indemnifying Party of its right to defend such action. If the Indemnifying Party assumes the defense of any such claim or litigation resulting therefrom, the obligations of the Indemnifying Party as to such claim shall be limited to taking all steps necessary in the defense or settlement of such claim or litigation resulting therefrom and to holding the Aggrieved Party harmless from and against any and all losses, damages and liabilities caused by or arising out of any settlement approved by the Indemnifying Party or any judgment in connection with such claim or litigation resulting therefrom. The Aggrieved Party may participate, at its expense, in the defense of such claim or litigation provided that the Indemnifying Party shall direct and control the defense of such claim or litigation. The Indemnifying Party shall not, in the defense of such claim or any litigation resulting therefrom, consent to entry of any judgment, except with the written consent of the Aggrieved Party, or enter into any settlement, except with the written consent of the Aggrieved Party, which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Aggrieved Party of a release from all liability in respect of such claim or litigation.

         (b) If the Indemnifying Party shall not assume the defense of any such claim or litigation resulting therefrom within a period of 15 days from the date of issue of the claim, the Aggrieved Party may defend against such claim or litigation in such manner as it may deem appropriate and, unless the Indemnifying Party shall deposit with the Aggrieved Party a sum equivalent to the total amount demanded in such claim or litigation within a period of 15 days from the date of issue of the claim, or shall deliver to the Aggrieved Party a surety bond in form and substance reasonably satisfactory to the Aggrieved Party, the Aggrieved Party may settle such claim or litigation on such terms as it may deem appropriate, and the Indemnifying Party shall promptly reimburse the Aggrieved Party for the amount of all reasonable expenses, legal or otherwise, incurred by the Aggrieved Party in connection with the defense against or settlement of such claims or litigation. If no settlement of such claim or litigation is made, the Indemnifying Party shall promptly reimburse the Aggrieved Party for the amount of any judgment rendered with respect to such claim or in such litigation and of all reasonable expenses, legal or otherwise, incurred by the Aggrieved Party in the defense against such claim or litigation.

         Section 11.6 Insurance Coverage. Each party shall purchase and maintain from insurance carriers reasonably acceptable to the other insurance at its own expense to cover liabilities that it may incur in the testing, manufacture, distribution, sale or use of the Products. Each party agrees to obtain, at minimum unless otherwise agreed between the parties, Commercial General Liability Insurance and Product Liability/Clinical Studies Liability, covering not less than $1,000,000 per occurrence.

         In the event that any such policies are on a claims made basis, coverage shall be maintained for a period of at least five years after the termination of this Agreement. Each party shall furnish to the other certificates of insurance, evidencing such insurance and naming the other party as an additional-insured.

                                  Article XII

                        PATENT AND TRADEMARK INFRINGEMENT

         Section 12.1 Patents Penn hereby notifies and Pharmion acknowledges such notification by Penn of the existence of certain patent applications made by Celgene Corporation in Australia, New Zealand and certain European countries in relation to the Products and/or any aspect thereof. Penn gives no warranties or representations and accepts no liability that the Products or manufacture, use, sale of or other dealing in the Products by Pharmion shall not infringe the rights of any third party. Pharmion hereby accepts that it shall be solely responsible for any claims, demands, costs, losses, expenses or liability it suffers arising out of any claim that the Products infringe the patents or intellectual property or other rights of any third party. Pharmion shall undertake at its own expense, the defense of any such action, suit or proceedings and shall manage and control the defense of such action and its settlement. Pharmion shall defend Penn, its agents, directors, officers, and employees from and against all claims, demands, costs, losses, expenses or liabilities suffered or incurred by Penn arising out of any claim that the manufacture, use, sale of otherwise of the Products infringe the patent or any other intellectual property or other rights of any third party.

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

         Section 12.2 Infringement of Trade Mark. In the event that a third party at any time provides written notice of a claim to, or brings an action, suit or proceeding against, Pharmion or any of its Affiliates, claiming infringement of its trademark rights by virtue of the use by Pharmion of any of the Trademarks, Pharmion shall promptly notify Penn of the claim or the commencement of such action, suit or processing, enclosing a copy of the claims and/or all papers served. Penn shall undertake, at its expense, the defense of any such action, suit or proceeding and shall manage and control the defense of such action and its settlement.

                                  Article XIII

                              TERM AND TERMINATION

         Section 13.1 Term. This Agreement shall commence on the Effective Date and, except as provided below in this Article XIII, shall extend through the tenth anniversary of the Approval Date in the United Kingdom (the "Initial Term"). The term shall be extended thereafter for additional successive two-year periods, unless and until either party notifies the other party, in writing, of its intention to cancel such extension as of the end of the then current term; provided, that, any such non-extension notice shall be given not less than 180 days prior to the end of the then current term. (The Initial Term and all such successive periods, if any, shall collectively be known as the "term of this Agreement")

         Section 13.2 Termination Rights.

         (a)      Either party shall have the right to terminate this Agreement:

                  (i) upon sixty (60) days prior notice to the other in the event that the other shall commit any material breach of its obligations hereunder and shall fail to remedy the same within forty-five (45) after being called upon in writing to do so; or

                  (ii) to the extent permitted by law, upon notice to the other in the event the other party becomes insolvent, fails generally to pay its debts as they mature, files a voluntary petition or any answer admitting the material allegations of, or consents to, an involuntary petition pursuant to or purporting to be pursuant to any reorganization or insolvency law of any jurisdiction, makes an assignment for the benefit of creditors, or applies for or consents to the appointment of a receiver or trustee of a substantial party of its property; or

                  (iii) in respect of rights relating to the Celgene Product only, on the expiration or earlier termination of the Pharmion-Celgene Agreement.

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

         Section 13.3 Rights and Obligations Upon Termination.

         (a) Upon any termination of this Agreement, Pharmion shall promptly return to Penn or its designee or otherwise cause to be transferred to Penn all Confidential Information of Penn, and, except as otherwise required by applicable law or regulation, shall at the election of Penn return to Penn or destroy all documents and copy documents (in whatsoever media) containing such Confidential Information and Pharmion shall have no further rights to the Confidential Information. Pharmion shall not after the termination of this Agreement use in the Territory:

                  (i) except as provided in clause (e) below, any name or mark confusingly similar to any Trademarks of Penn's in connection with the sale of any product by Pharmion; and

                  (ii)     any of the Confidential Information of Penn.

         (b) Notwithstanding clause (a) above, in the event this Agreement is terminated by Pharmion pursuant to Section 13.2(a)(i) or
                  (ii), at Pharmion's request Penn will provide Pharmion with (and Pharmion will be entitled to retain) all relevant know-how and technical information to enable Pharmion to manufacture the Penn Product or to enable another Person to manufacture the Penn Product on Pharmion's behalf.

         (c) Concurrent with the termination of this Agreement by Penn pursuant to Section 13.2(a)(i) or (ii), Pharmion shall transfer to Penn all governmental registrations and other licenses and permits that Pharmion has obtained for the promotion, marketing, sale and distribution of the Penn Product in the Penn Territory, and other Confidential Information in Pharmion's possession relating exclusively to the promotion, marketing, sale and distribution of the Penn Product in consideration for payment by Penn of a royalty of 5% on Future Net Sales for a period of three years from the date of transfer under this clause. In the event of the implementation of this clause (c), the provisions of Section 7.5, Section 7.6, Section 15.3 shall survive, mutadis mutandis, to enable Pharmion to receive from Penn quarterly royalty payments, royalty reports and audit rights.

         (d) Termination of this Agreement in whole or in part shall not relieve the parties of any amounts owing between them, nor shall it relieve the parties of their obligations with respect to the Products distributed hereunder, or with respect to limiting disclosure and use of Confidential Information. Upon termination of this Agreement: (i) as a result of Penn's breach, Pharmion shall have the right either to sell its then inventory of the Products for a period of three (3) months following termination, or to return such inventory to Penn for a price equal to the price paid to Penn therefor, and (ii) for any reason other than Penn's breach, Penn shall have the right to repurchase all or any portion of Pharmion's inventory of Products, at Pharmion's landed cost thereof; and with respect to any quantities not repurchased by Penn, Pharmion shall have the right to sell Products, in the ordinary course of business, for a period of three (3) months following termination. The provisions of Article XI shall survive any termination of this Agreement.

         (e) Upon termination of this Agreement for any reason (other than by Pharmion pursuant to Section 13.2(a)(i) or (ii)) Pharmion's right to use the Trademarks shall cease and all rights in, (insofar as these were granted to Pharmion under this Agreement) and goodwill attaching to, the Trademarks and the Penn Product shall revert back to Penn. Where pursuant to
                  Section 2.2 a trade mark of Penn is used in connection with the promotion, advertising, distribution and sale of Celgene Product, goodwill attaching to such Trademark and the Celgene Product shall revert to Penn. Upon termination of this Agreement by Pharmion pursuant to Section 13.2(a)(i) or (ii), Pharmion shall be entitled to continue to use the Trademark for a reasonable period of time following such termination (not to exceed one (1) year) so as to enable Pharmion to transition the Penn Product (and where applicable Celgene Product) to a new tradename, and the provisions of Article X shall survive for such transitional period. Following such transitional period, Pharmion's right to use the Trademark shall cease and all rights in, (insofar as these were granted to Pharmion under this Agreement) and goodwill attaching to, the Trademark and the Penn Product (and where applicable the Celgene Product) shall revert back to Penn.

                                  Article XIV

                                 CONFIDENTIALITY

         Section 14.1 Confidentiality. For a period of ten (10) years from the Effective Date of this Agreement or five (5) years from the termination hereof, whichever occurs later:

         (a) each party shall refrain from the use of Confidential Information furnished by the other party for any purpose inconsistent with this Agreement; and

         (b) each party shall treat Confidential Information provided that such disclosure is furnished by the other party as if it were its own proprietary information and shall not disclose it to any third party other than its Affiliates or consultants without the prior written consent of the other party who furnished such information and subject to the same obligations of Confidentiality as set out in this Agreement.

         Clause (b) above shall not apply where such Confidential Information is disclosed to comply with the requirements of any law, governmental order (including a court order), regulation or Internal Revenue Service request. Recipient shall notify and consult with the disclosing party prior to such disclosure of information.

         Section 14.2 Advertising and Publicity. Subject to Section 14.3 and except for such disclosures as are deemed necessary in Penn's or Pharmion's, as the case may be, reasonable judgment to comply with applicable law (such as, by way of example but not limitation, the securities laws of the United States), neither Penn nor Pharmion nor anyone acting on its behalf

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

will make any publicly disseminated oral or written disclosure relating or referring to, or use any advertising or publicity which relates or makes reference to, the other party, this Agreement or the terms hereof, without in each case having received the other party's prior approval (which approval will not be unreasonably withheld or delayed); each party will respond promptly to a disclosure request, but in any event not later than forty-eight (48) hours from receipt of such a request. The foregoing restriction shall not apply to any information which is contained in any previously issued press release or other disclosure that has been approved by the other party or that is otherwise indicated on labels, packaging, brochures or similar promotional material relating to the Products.

         Section 14.3 Disclosure Required by Law. In the event that Penn or Pharmion shall be required to make disclosure of the other's Confidential Information as a result of the issuance of a court order or other government process, the party subject to such requirement promptly, but in not event more than forty-eight (48) hours after learning of such court order or other government process, shall notify the other party and, at the other party's expense, the party subject to such requirements shall: (a) take all reasonably necessary steps requested by the other party to defend against the enforcement of such court order or other government process, and, (b) permit the other party to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.

                                   Article XV

                                  MISCELLANEOUS

         Section 15.1 Governing Law; Choice of Forum. The parties agree that this Agreement shall be governed by and construed in accordance with the laws of England and Wales.

         Section 15.2 Independent Contractor. Pharmion will perform all of its activities hereunder as an independent contractor, and nothing contained in this Agreement shall be deemed to create any association, partnership, joint venture, or relationship of principal and agent between the parties to this Agreement or any of their respective Affiliates, or to provide either party with the right, power or authority, whether express or implied, to create any such duty or obligation on behalf of the other party. No employee or representative of a party shall have any authority to bind or obligate the other party to this Agreement for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on the other party without said party's authorized written approval.

         Section 15.3 Accounting Audits. Each party shall maintain books of account relating to its payment obligations and reimbursement rights pursuant to this Agreement, in the case of Pharmion, Net Sales, and in the case of Penn, Penn's fully allocated cost of manufacturing the Products, all in accordance with U.K. generally accepted accounting principals with appropriate controls to insure that transactions are properly recorded. Each party shall have the right, at its own expense, to have an independent certified public accountant of its own selection, reasonably acceptable to the other, examine at a time reasonably acceptable to the other, during normal business hours but not more than once each calendar year, the relevant books and records of account of the other, to determine whether appropriate accounting has been made under Section 6.1 and
Article VII hereof. Such independent certified accountant shall treat as confidential and shall not disclose to the party engaging such accountant any information other than that which is relevant to the rights of the engaging party hereunder or the performance by the other party of its obligations hereunder. In the event of a dispute between the independent certified public accountants of Pharmion and Penn with respect to any matter called for by this Agreement, the parties shall select a third independent public accounting firm to arbitrate the dispute, provided, that such firm shall have the authority only to select from among the positions of the original two firms that position which it deems most accurate. The fees of such third firm shall be borne by the party whose position is not approved of by such arbitrator.

         Section 15.4 Manufacturing Audits. Pharmion shall have the right to conduct an audit of the Penn facility where the Products are being manufactured at least annually or more frequently if any questions about the quality of the Products are raised by either party or by a third party.

         Section 15.5 Interest Due on Late Payments. If any amount payable by Pharmion to Penn hereunder is not paid when due, then without limiting any other rights which Penn may have as a result of such late payment, the amount unpaid shall bear interest until paid at a rate per annum equal to the prime rate published and as changed from time to time by Citibank, N.A. New York, New York (as reported in The Wall Street Journal) plus two and one-half percent (2.5%), with such interest to be paid on demand together with all costs incurred by Penn to collect the amounts due hereunder, including but not limited to reasonable attorneys fees and disbursements.

         Section 15.6 Taxes. Each party shall bear all taxes imposed on it as a result of the performance by such party under this Agreement including, but not limited to, any sales tax, any tax on or measured by any payment required to be made hereunder, any registration tax, or any tax imposed with respect to the granting of licenses or other rights hereunder. The parties shall cooperate fully with each other in obtaining and filing all requisite certificates and documents with the appropriate authorities and shall take such further action as may reasonably be necessary to avoid the deduction of any withholding or similar taxes from any remittance of funds by Pharmion to Penn hereunder.

         Section 15.7 Employees. Neither party shall have any responsibility for the hiring, firing or compensation of the other party's employees or for any employee benefits of the other party's employees.

         Section 15.8 Assignment. This Agreement shall be binding upon, and shall inure to the benefit of successors to a party hereto, but shall not otherwise be assignable without the prior written consent of both parties, except to the successor or assignee of all or substantially all of a party's business relating to the licensed Product. In the event all or such part is assigned or transferred, each party shall notify the other prior to such assignment or transfer.

         Section 15.9 Notices. Any notice required or permitted to be made or given hereunder shall (except as otherwise expressly provided herein) be in writing and shall be made or given to the other party by personal in-hand delivery; by telecopier or telex communication; by first-class mail, postage prepaid; or by air courier to the mailing or telecopier or telex numbers set forth below:

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

                                    Pharmion GmbH
                                    C/O Durr Vogele Partner
                                    Centralbahnstr. 7
                                    4052 Basel
                                    Switzerland

                                    With a copy to:

                                    Pharmion Corporation
                                    4865 Riverbend Road
                                    Boulder, CO 80301
                                    Attention: Chief Executive Officer
                                    Fax No.: (720) 564-9191

                                    Inhoco 2388 Limited
                                    Units 23-24 Tafarnaubach Industrial Estate
                                    Tredegar
                                    Gwent, NP22 3AA
                                    Attention: Chief Executive Officer
                                    Fax No.: +44(0) 1495 711225

or to such other address or telecopier or telex numbers as either party shall designate by notice, similarly given, to the other party. Notices shall be deemed to have been sufficiently made or given: (i) if by personal in-hand delivery, or by facsimile with confirmed transmissions, when performed; (ii) if mailed, ten (10) days after being deposited in the mail, postage prepaid; or
(iii) by air courier, three (3) days after delivery to the air courier company.

         Section 15.10 Force Majeure. In the event that either party is prevented from performing or is unable to perform any of its obligations under this Agreement due to any act of God, fire, casualty, flood, war, strike, lockout, failure of public utilities, injunction or any act, exercise, assertion or requirement of governmental authority, including any governmental law, order regulation permanently or temporarily prohibiting or reducing the level of research, development or production work hereunder or the manufacture, use or sale of Product, epidemic, destruction of production facilitates, riots, insurrection, inability to procure or use materials, labor, equipment, transportation or energy sufficient to meet experimentation or manufacturing needs; or any other cause beyond the reasonable control of the party invoking this Section 15.10 provided such party shall have used its best efforts to avoid such occurrence; such party shall give notice to the other party in writing promptly, and thereupon the affected party's performance shall be excused and the time for performance shall be extended for the period of delay or inability to perform due to such occurrence.

         Section 15.11 Waiver. The waiver by either party of a breach or a default of any provision of this Agreement by the other party shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall and delay or omission on the part of either party to exercise or avail itself of any right, power or privilege that it has or may have hereunder operate as a waiver of any right, power or privilege by such party.

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         Section 15.12 Partial Invalidity. The parties to this Agreement desire and intend that the terms and conditions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction where enforcement is sought. If any particular term or condition of this Agreement is adjudicated , or becomes by operation of law, invalid or unenforceable, this Agreement will be deemed amended to delete the portion which is adjudicated, or which becomes by operation of law, invalid or unenforceable, provided, however, that where possible, a particular term or condition will be reduced to the extent necessary to permit the remainder of the particular term or condition to be enforced, the deletion or reduction to apply only with respect to the operation of the term or condition and the remainder of this Agreement to remain in full force and effect. A deletion or reduction of any term or condition will apply only with respect to the operation of that term or condition in the particular jurisdiction in which such adjudication is made or becomes by operation of law, invalid or unenforceable.

         Section 15.13 Captions. All captions herein are for convenience only and shall not be interpreted as having any substantive meaning.

         Section 15.14 Integration. This Agreement constitutes the entire agreement between the parties hereto relating to the subject matter hereof and supersedes all prior communications and understandings, written or oral, with respect to this subject. This Agreement may be amended only by means of an instrument executed in writing by properly authorized representatives of Penn and Pharmion.

         Section 15.15 Counterparts; English language. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement is entered into in the English language. In the event of any dispute concerning the construction or meaning of this Agreement, reference shall be made only to this Agreement as written in English and not to any translation hereof into any other language, and this English language version shall be controlling for all purposes.

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         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their authorized representatives, in duplicate on the dates written herein below.

                                                  PHARMION GmbH

                                                  By  /s/ Patrick J. Mahaffy
                                                      --------------------------

                                                  Date  11/16/01

                                                  INHOCO 2388 LIMITED
                                                  (to be renamed PENN T LIMITED)

                                                  By  /s/ C.R. Rennie
                                                      --------------------------

                                                  Date 16th November 2001

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